UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
March 23, 2010
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Moody National REIT I, Inc.
(Exact Name of Registrant as Specified in Charter)
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Maryland	333-150612	26-1812865
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6363 Woodway Drive, Suite 110
Houston, Texas 77057
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (713) 977-7500

Not applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 23, 2010, W. Pretlow Riddick, an independent director of the board of directors (the “Board”) of Moody National REIT I, Inc. (the “Company”), notified the Company of his resignation as a member of the Board, effective as of the date of the election of Mr. Riddick’s successor on the Board.  Mr. Riddick’s resignation did not arise from any disagreement with the Company or any matter relating to the Company’s operations, policies or practices. Mr. Riddick has served as a member of the Board since 2009 and was a member of both the Audit Committee and Investment Committee of the Company.

On March 25, 2010, the remaining Board members accepted Mr. Riddick’s resignation and nominated Mr. Lawrence S. Jones to be elected to the Board by the sole stockholder of the Company to fill the vacant seat on the Board created by the resignation of Mr. Riddick.  The Board also nominated the remaining current directors to continue to serve as members of the Board.

Item 5.07.     Submission of Matters to a Vote of Security Holders

On March 25, 2010, Moody National REIT Sponsor, LLC, the Company’s sole stockholder, acting by unanimous written consent in lieu of an annual meeting, elected each of the following individuals as the Company’s directors, each to serve until the next annual meeting of the Company’s stockholders (or written consent in lieu thereof) and until their respective successors are duly qualified and elected or until their earlier death, resignation or removal:

Director
Brett C. Moody
W. Kyle Bebee
William H. Armstrong, III
John P. Thompson
Lawrence S. Jones

On March 25, 2010, the Board appointed Mr. Jones and Mr. William H. Armstrong, III to serve as members of the Audit Committee and the Investment Committee, respectively, in order to fill the vacant seats on the Audit Committee and the Investment Committee created by the resignation of Mr. Riddick.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOODY NATIONAL REIT I, INC.

Date: March 29, 2010	By:	/s/ Brett C. Moody
	Name:	Brett C. Moody
	Title:	Chief Executive Officer and President